Exhibit 10.4

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS AMENDMENT (this “Amendment”) is made and entered into this 17th day of August, 2010, by and between WELLS VAF – 3000 PARK LANE, LLC, a Delaware limited liability company (“Seller”) and MATTESON REAL ESTATE EQUITIES, INC., a California corporation (“Purchaser”), with respect to that certain Purchase and Sale Agreement dated July 20, 2010 (the “Purchase Agreement”) for 3000 Park Lane, Pittsburgh, North Fayette Township, Pennsylvania (the “Property”).

RECITALS

A.	Seller and Purchaser entered into the Purchase Agreement on July 20, 2010, and Purchaser commenced the Inspection Period as defined in Article 1 of the Purchase Agreement.

B.	Seller and Purchaser desire to amend the Purchase Agreement pursuant to the terms hereof.

C.	Unless otherwise defined herein, all capitalized terms shall have the meanings and definitions established in the Purchase Agreement.

Based upon the above recitals and in consideration of the premises, mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the parties hereto hereby covenant and agree as follows:

1.	The Inspection Period in Article 1 shall be redefined to mean the period expiring at 5:00 p.m. local Atlanta, Georgia time on August 20, 2010.

2.

Section 3.1(a) of the Purchase Agreement is amended to provide that if Purchaser, in its sole discretion (and for any and no reason) determines that it wishes to proceed with the purchase and sale of the Property, Purchaser shall deliver written notice to Seller and the Escrow Agent on or before 5:00 p.m. Atlanta, Georgia time on the last day of the Inspection Period, which is changed to August 20, 2010 as provided herein, of its election to proceed under the terms of the Purchase Agreement (the “Notice of Election to Proceed”).

3.

For purposes of the Purchase Agreement and this Amendment, Purchaser’s Notice of Election to Proceed may be made by email or facsimile transmission to Mr. Parker Hudson, with a copy to Mr. John T. Grieb at McGuire Woods LLP.

4.

Section 3.1(a) of the Purchase Agreement is further amended to provide that in the event that the Purchaser elects to proceed with the purchase of the Property, Purchaser shall initiate a wire transmission of the Additional Earnest Money to the Escrow Agent on or before August 20, 2010 and use all reasonable efforts to enable the Additional Earnest Money to be deposited with the Escrow Agent on or before the close of business in Atlanta Georgia on August 20, 2010; provided, that the receipt by the Escrow Agent of the Additional Earnest Money does not constitute the Notice of Election to Proceed and such funds remain refundable to Purchaser until Purchaser has delivered the Notice of Election to Proceed to Seller as provided for in this Amendment, and further provided that if Purchaser has initiated the wire transmission to the Escrow Agent and has received a wire confirmation number from Purchaser’s bank on August 20, 2010, the failure of the wire to reach the Escrow Agent before close of business in Atlanta Georgia on August 20, 2010 or the failure of the Escrow Agent to timely confirm receipt of the funds on behalf of Seller on that date shall not provide a basis for termination of the Purchase Agreement by Seller.

5.	All other terms and conditions of the Purchase Agreement are unmodified and remain in full force and effect.

SELLER:

WELLS VAF – 3000 PARK LANE, LLC
a Delaware limited liability company

By:	Wells Mid-Horizon Value-Added Fund I, LLC,
a Georgia limited liability company, its sole member

By:	Wells Investment Management Company, LLC
a Georgia limited liability company, its manager

By:	/s/ Kevin A. Hoover

Name:	Kevin A. Hoover

Title:	President

PURCHASER

MATTESON REAL ESTATE EQUITIES, INC.
a California corporation

By:	/s/ Duncan L. Matteson Jr

Name:	Duncan L. Matteson Jr

Title:	President

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